UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2009

AMERICAN RAILCAR INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	000-51728	43-1481791
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street, St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Modification of Stock Appreciation Rights. On April 3, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of American Railcar Industries, Inc. (the “Company”) approved a modification to the stock appreciation rights agreements (“SARs”) with James J. Unger, our former president and chief executive officer, pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). These agreements were modified in conjunction with Mr. Unger resigning as president and chief executive officer effective April 1, 2009 and on the same day assuming a role as a consultant to the Company. Mr. Unger also remains a director of the Company. The modification to the SARs provides that Mr. Unger shall be deemed to be employed by the Company for so long as he continuously serves as a consultant to the Company without regard to Mr. Unger’s service as a director. In all other respects, the terms of the SARs continue unchanged. As a result of this amendment, for so long as Mr. Unger remains a consultant to the Company, Mr. Unger’s rights under the SARs shall continue as if he remained an employee of the Company.

The foregoing description of the amendment to Mr. Unger’s SARs does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement (Amendment to SARs), a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description
10.57	Letter Agreement (Amendment to SARs)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 9, 2009	AMERICAN RAILCAR INDUSTRIES, INC.

By: /s/ Dale C. Davies
Name: Dale C. Davies Title: Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 10.57	Letter Agreement (Amendment to SARs)